Exhibit 99.1

EDITORIAL	CONTACT: PRGP05024

Michele Drake

+1 650 752 5296

michele_drake@agilent.com

INVESTOR CONTACT:

Hilliard Terry

+1 650 752 5329

hilliard_terry@agilent.com

Agilent Technologies Announces Full Redemption of Convertible Debentures

PALO ALTO, Calif., Aug. 25, 2005 — Agilent Technologies Inc. (NYSE: A) announced today that it has called, for full redemption on Sept. 9, 2005, all of its 3 percent senior convertible debentures due 2021. As of today, the aggregate outstanding principal amount of the debentures was approximately $1.125 billion.

The redemption price for the debentures is $1,000 per $1,000 principal amount of the debentures, plus accrued interest to, but excluding, the redemption date. Accordingly, interest will cease to accrue on all debentures after the close of business Sept. 8, 2005.

Prior to 5 p.m. ET on Sept. 8, 2005, holders may elect to convert their debentures into shares of Agilent common stock. The debentures are convertible, at the option of the holder, at a conversion price of $32.22 per share. On Aug. 24, 2005, the last reported sale price of the company’s common stock on The New York Stock Exchange was $30.15 per share.

A Notice of Redemption has been sent by Citibank N.A., the trustee for the debentures, to all registered holders of the debentures. Copies of this notice and additional information related to the procedure for redemption may be obtained from Citibank N.A. by calling 800-422-2066.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 28,000 employees serve customers in more than 110 countries. Agilent had net revenue of $7.2 billion in fiscal year 2004. Information about Agilent is available on the Web at www.agilent.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, information regarding the expected redemption of Agilent’s debentures.

These forward-looking statements involve risks and uncertainties that could cause Agilent’s results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to, risks associated with the ability to complete the redemption on a timely basis. In addition, Agilent is subject to the risks detailed in its filings with the Securities and Exchange Commission, including its Quarterly Report on Form

10-Q for the period ended April 30, 2005. Forward-looking statements are based on the beliefs and assumptions of Agilent’s management and on currently available information. Agilent undertakes no responsibility to publicly update or revise any forward-looking statement.

# # #

NOTE TO EDITORS: Further technology, corporate citizenship and executive news is available on the Agilent news site at www.agilent.com/go/news.